Shareholder Update (unaudited)
Annual Meeting Results
An annual meeting of the Funds shareholders was held
on October 1, 2002. Each matter voted upon at that
meeting, as well as the number of votes cast for, against
or withheld, the number of abstentions, and the number
of broker non-votes with respect to such matters, are set
forth below.
1. The Funds shareholders elected the following eight
directors:
			  Shares  Shares Withholding
			Voted For  Authority to Vote
Roger A. Gibson........ 9,729,987     249,267
Andrew M. Hunter III(a) 9,852,469     126,785
Leonard W. Kedrowski... 9,845,115     134,139
John M. Murphy, Jr(b).. 9,729,882     249,372
Richard K. Riederer ... 9,853,108     126,146
Joseph D. Strauss...... 9,844,034     135,220
Virginia L. Stringer .. 9,843,658     135,596
James M. Wade.......... 9,851,039     128,215
(a)Andrew M. Hunter III tendered his resignation from the board of directors, effective December 2002.
(b)John M. Murphy, Jr tendered his resignation from the board of directors, effective May 2003.

2. The Funds shareholders ratified the selection by the
Fund's board of directors of Ernst & Young LLP as
the independent public accountants for the Fund for
the fiscal year ending November 30, 2002. The
following votes were cast regarding this matter:
 Shares       Shares         Broker
Voted For  Voted Against  Abstentions  Non Votes
9,765,437    124,770        89,046         -